AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             WOOLWORTH CORPORATION,
                             LIBERTY MERGER SUB INC.

                                       AND

                           THE SPORTS AUTHORITY, INC.

                             DATED AS OF MAY 7, 1998


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                                TABLE OF CONTENTS

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                           ARTICLE I

                          THE MERGER

SECTION 1.1  The Merger.......................................................2
SECTION 1.2  Closing..........................................................2
SECTION 1.3  Effective Time...................................................2
SECTION 1.4  Effects of the Merger............................................2
SECTION 1.5  Certificate of Incorporation and By-laws of the Surviv-
                        ing Corporation.......................................2

SECTION 1.6  Directors and Officers...........................................3

                          ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK
               OF THE CONSTITUENT CORPORATIONS;
                   EXCHANGE OF CERTIFICATES

SECTION 2.1  Effect on Capital Stock..........................................3
        (a)    Cancellation of Treasury Stock and Woolworth-Owned Stock.......3
        (b)    Conversion of Sports Authority Common Stock....................3
        (c)    Conversion of Common Stock of Sub..............................4
SECTION 2.2  Exchange of Certificates.........................................4
        (a)    Exchange Agent.................................................4
        (b)    Exchange Procedures............................................4
        (c)    Distributions with Respect to Unexchanged Shares...............5
        (d)    No Further Ownership Rights in Sports Authority
                   Common Stock...............................................6
        (e)    No Fractional Shares...........................................6
        (f)    Termination of Exchange Fund...................................8
        (g)    No Liability...................................................8
        (h)    Investment of Exchange Fund....................................8
        (i)    Lost Certificates..............................................9
SECTION 2.3  Certain Adjustments..............................................9


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                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1  Representations and Warranties of Sports Authority................9
        (a)    Organization, Standing and Corporate Power......................9
        (b)    Subsidiaries...................................................10
        (c)    Capital Structure..............................................10
        (d)    Authority; Noncontravention....................................12
        (e)    SEC Documents; Undisclosed Liabilities.........................13
        (f)    Information Supplied...........................................14
        (g)    Absence of Certain Changes or Events...........................15
        (h)    Compliance with Applicable Laws; Litigation....................16
        (i)    Absence of Changes in Benefit Plans............................16
        (j)    ERISA Compliance...............................................17
        (k)    Taxes..........................................................19
        (l)    Voting Requirements............................................20
        (m)    State Takeover Statutes........................................20
        (n)    Accounting Matters.............................................21
        (o)    Brokers........................................................21
        (p)    Opinion of Financial Advisor...................................21
        (q)    Ownership of Woolworth Common Stock............................21
        (r)    Intellectual Property..........................................22
        (s)    Certain Contracts..............................................22
SECTION 3.2  Representations and Warranties of Woolworth......................23
        (a)    Organization, Standing and Corporate Power.....................23
        (b)    Subsidiaries...................................................24
        (c)    Capital Structure..............................................24
        (d)    Authority; Noncontravention....................................25
        (e)    SEC Documents; Undisclosed Liabilities.........................27
        (f)    Information Supplied...........................................27
        (g)    Absence of Certain Changes or Events...........................28
        (h)    Compliance with Applicable Laws; Litigation....................28
        (i)    Absence of Changes in Benefit Plans............................29
        (j)    ERISA Compliance...............................................30
        (k)    Taxes..........................................................32


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        (l)    Voting Requirements............................................32
        (m)    Accounting Matters.............................................32
        (n)    Brokers........................................................33
        (o)    Opinion of Financial Advisor...................................33
        (p)    Ownership of Sports Authority Common Stock.....................33
        (q)    Certain Contracts..............................................33

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1  Conduct of Business..............................................34
        (a)    Conduct of Business by Sports Authority........................34
        (b)    Conduct of Business by Woolworth...............................36
        (c)    Other Actions..................................................37
        (d)    Advice of Changes..............................................37
SECTION 4.2  No Solicitation by Sports Authority..............................37

                                    ARTICLE V

                             ADDITIONAL AGREEMENTS

SECTION 5.1  Preparation of the Form S-4 and the Proxy State
                        ment/Prospectus; Stockholders Meeting.................40
SECTION 5.2  Letters of Sports Authority's Accountants........................42
SECTION 5.3  Letters of Woolworth's Accountants...............................42
SECTION 5.4  Access to Information; Confidentiality...........................43
SECTION 5.5  Reasonable Best Efforts..........................................43
SECTION 5.6  Stock Options....................................................44
SECTION 5.7  Indemnification, Exculpation and Insurance.......................46
SECTION 5.8  Fees and Expenses................................................46
SECTION 5.9  Public Announcements.............................................47
SECTION 5.10  Affiliates......................................................48
SECTION 5.11  NYSE Listing....................................................48
SECTION 5.12  Stockholder Litigation..........................................48
SECTION 5.13  Tax Treatment...................................................48


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SECTION 5.14  Pooling of Interests............................................49
SECTION 5.15  Standstill Agreements; Confidentiality Agreements...............49
SECTION 5.16  Conveyance Taxes................................................49
SECTION 5.17  Sports Authority Convertible Notes..............................49
SECTION 5.18  Sports Authority Headquarters...................................50

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

SECTION 6.1  Conditions to Each Party's Obligation to Effect the Merger.......50
        (a)    Stockholder Approval...........................................50
        (b)    HSR Act........................................................50
        (c)    Governmental and Regulatory Approvals..........................50
        (d)    No Injunctions or Restraints...................................50
        (e)    Form S-4.......................................................51
        (f)    NYSE Listing...................................................51
        (g)    Pooling Letters................................................51
SECTION 6.2  Conditions to Obligations of Woolworth...........................51
        (a)    Representations and Warranties.................................51
        (b)    Performance of Obligations of Sports Authority.................52
        (c)    Tax Opinion....................................................52
        (d)    No Material Adverse Change.....................................52
SECTION 6.3  Conditions to Obligations of Sports Authority....................53
        (a)    Representations and Warranties.................................53
        (b)    Performance of Obligations of Woolworth........................53
        (c)    Tax Opinions...................................................53
        (d)    No Material Adverse Change.....................................54
SECTION 6.4  Frustration of Closing Conditions................................54

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1  Termination......................................................54
SECTION 7.2  Effect of Termination............................................55


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SECTION 7.3  Amendment........................................................56
SECTION 7.4  Extension; Waiver................................................56
SECTION 7.5  Procedure for Termination, Amendment, Extension
                        or Waiver.............................................56

                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.1  Nonsurvival of Representations and Warranties....................57
SECTION 8.2  Notices..........................................................57
SECTION 8.3  Definitions......................................................58
SECTION 8.4  Interpretation...................................................59
SECTION 8.5  Counterparts.....................................................59
SECTION 8.6  Entire Agreement; No Third-Party Beneficiaries...................59
SECTION 8.7  Governing Law....................................................60
SECTION 8.8  Assignment.......................................................60
SECTION 8.9  Consent to Jurisdiction..........................................60
SECTION 8.10  Headings........................................................60
SECTION 8.11  Severability....................................................60


Exhibit A    Form of Affiliate Letter
Exhibit B    Sports Authority Tax Representations
Exhibit C    Woolworth Tax Representations

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                  AGREEMENT AND PLAN OF MERGER dated as of May 7, 1998, between
WOOLWORTH CORPORATION, a New York corporation ("Woolworth"), LIBERTY MERGER SUB INC., a Delaware corporation ("Sub"), and THE SPORTS AUTHORITY, INC., a Delaware corporation ("Sports Authority").

                  WHEREAS, the respective Boards of Directors of Woolworth, Sub and Sports Authority have each approved the merger of Sub with and into Sports Authority (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of Sports Authority ("Sports Authority Common Stock"), other than shares owned by Woolworth or Sports Authority, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b));

                  WHEREAS, the respective Boards of Directors of Woolworth, Sub and Sports Authority have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders;

                  WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement is hereby adopted as a plan of reorganization; and

                  WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


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                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Sports Authority at the Effective Time (as defined in Section 1.3). Following the Effective Time, Sports Authority shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

                  SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

                  SECTION 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as Sub and Sports Authority shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                  SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  SECTION 1.5 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION. The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article First of such certificate of incorporation reads in its entirety as follows: "The name of the Corporation is 'The Sports Authority, Inc.'" and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving


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Corporation until thereafter changed or amended as provided therein or by applicable law. The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  SECTION 1.6 DIRECTORS AND OFFICERS. The directors of Sub and the officers of Sports Authority at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

                  SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Sports Authority Common Stock:

                  (a) CANCELLATION OF TREASURY STOCK AND WOOLWORTH-OWNED STOCK. Each share of Sports Authority Common Stock that is owned by Sports Authority or Woolworth shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (b) CONVERSION OF SPORTS AUTHORITY COMMON STOCK. Subject to
Section 2.2(e), each issued and outstanding share of Sports Authority Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive 0.80 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Woolworth (including the related Preferred Stock Purchase Rights issued pursuant to the Rights Agreement, dated March 11, 1998, between Woolworth and First Chicago Trust Company of New York (the "Rights Agreement"), the "Woolworth Common Stock"). The consideration to be issued to holders of Sports Authority Common Stock is referred to herein as the "Merger Consideration." As of the Effective Time, all such shares of Sports Authority Common Stock shall no longer be outstanding


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and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Sports Authority Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Woolworth Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

                  (c) CONVERSION OF COMMON STOCK OF SUB. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  SECTION 2.2 EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time, Woolworth shall enter into an agreement with such bank or trust company as may be designated by Woolworth and reasonably satisfactory to Sports Authority (the "Exchange Agent"), which shall provide that Woolworth shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Sports Authority Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Woolworth Common Stock (such shares of Woolworth Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Woolworth Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.1 in exchange for outstanding shares of Sports Authority Common Stock.

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Sports Authority Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Sports Authority and Woolworth may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other


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documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Woolworth Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of Woolworth Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary contained herein, no certificate representing Woolworth Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an affiliate of Sports Authority for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the APB and applicable Securities and Exchange Commission ("SEC") rules and regulations, unless such person has executed and delivered an agreement in the form of Exhibit A hereto. In the event of a surrender of a Certificate representing shares of Sports Authority Common Stock which are not registered in the transfer records of Sports Authority under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of Woolworth Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Woolworth Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Woolworth that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of Woolworth Common Stock in accordance with
Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Woolworth Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Woolworth Common Stock represented thereby, and, in the case of Certificates representing Sports Authority Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu


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of fractional shares of Woolworth Common Stock shall be paid by Woolworth to the
Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Woolworth Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Woolworth Common Stock and, in the case of Certificates representing Sports Authority Common Stock, the amount of any cash payable in lieu of a fractional share of Woolworth Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of Woolworth Common Stock.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN SPORTS AUTHORITY COMMON STOCK. All shares of Woolworth Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the outstanding shares of Sports Authority Common Stock, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Sports Authority on such shares of Sports Authority Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Sports Authority Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

                  (e) NO FRACTIONAL SHAREES. (i) No certificates or scrip representing fractional shares of Woolworth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Woolworth shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Woolworth.


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                  (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Woolworth Common Stock delivered to the Exchange Agent by Woolworth pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Woolworth Common Stock to be distributed to former holders of Sports Authority Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of the former stockholders of Sports Authority, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in Section 2.2(e)(iii).

                  (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Sports Authority Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Sports Authority Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Sports Authority Common Stock is entitled (after taking into account all shares of Sports Authority Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Sports Authority Common Stock are entitled.

                  (iv) Notwithstanding the provisions of Section 2.2(e)(ii) and
         (iii), Woolworth may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the


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         payments hereinabove contemplated, to pay each former holder of Sports
         Authority Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Sports Authority Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the average of the closing prices of the Woolworth Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(e)(iv).

                  (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Sports Authority Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Sports Authority Common Stock subject to and in accordance with the terms of Section 2.2(c).

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Woolworth, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to Woolworth for payment of their claim for Merger Consideration, any dividends or distributions with respect to Woolworth Common Stock and any cash in lieu of fractional shares of Woolworth Common Stock.

                  (g) NO LIABILITY. None of Woolworth, Sub, Sports Authority, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Woolworth Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Woolworth Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Woolworth, on a daily basis. Any interest and other income resulting from such investments shall be paid to Woolworth.


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                  (i) LOST CERTIFICATES. If any Certificate shall have been
lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Woolworth Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

                  SECTION 2.3 CERTAIN ADJUSTMENTS. If between the date hereof and the Effective Time, the outstanding shares of Sports Authority Common Stock or of Woolworth Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Sports Authority Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF SPORTS AUTHORITY. Except as disclosed in the Sports Authority Filed SEC Documents (as defined in Section 3.1(g)) or as set forth on the Disclosure Schedule delivered by Sports Authority to Woolworth prior to the execution of this Agreement (the "Sports Authority Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Sports Authority represents and warrants to Woolworth as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. (i) Each of Sports Authority and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in


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which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on Sports Authority. Each of Sports Authority and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Sports Authority.

                  (ii) Sports Authority has delivered to Woolworth prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

                  (iii) In all material respects, the minute books of Sports Authority contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of Sports Authority since March 31, 1995.

                  (b) SUBSIDIARIES. Exhibit 21 to Sports Authority's Annual Report on Form 10-K for the fiscal year ended January 25, 1998 and Section 3.1(b) of the Sports Authority Disclosure Schedule together include all the subsidiaries of Sports Authority which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). Except as set forth in Section 3.1(b) of the Sports Authority Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Sports Authority, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                  (c) CAPITAL STRUCTURE. The authorized capital stock of Sports Authority consists of 100,000,000 shares of Sports Authority Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. At the close of business on April 27, 1998: (i) 31,732,167 shares of Sports Authority Common

Stock were issued and outstanding; (ii) 49,231 shares of Sports Authority Common Stock were held by Sports Authority in its treasury; (iii) no shares of Sports Authority Preferred Stock were issued and outstanding; (iv) 4,711,240 shares of Sports Authority Common Stock were reserved for issuance pursuant to the Stock Option Plan, the 1996 Stock Option and Restricted Stock Plan, the Director Stock Option Plan, the Employee Stock Purchase Plan and the Management Stock Purchase Plan, complete and correct copies of which have been delivered to Woolworth (such plans, collectively, the "Sports Authority Stock Plans"); and (v) 4,580,964 shares of Sports Authority Common Stock were reserved for issuance upon conversion of Sports Authority's 5.25% Convertible Subordinated Notes due 2001 (the "Sports Authority Convertible Securities"). Section 3.1(c) of the Sports Authority Disclosure Schedule sets forth a complete and correct list, as of April 27, 1998, of the number of shares of Sports Authority Common Stock subject to employee stock options or other rights to purchase or receive Sports Authority Common Stock granted under the Sports Authority Stock Plans (collectively, "Sports Authority Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of Sports Authority are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) and except for changes since April 27, 1998 resulting from the issuance of shares of Sports Authority Common Stock pursuant to the Sports Authority Employee Stock Options, the Sports Authority Convertible Securities or as permitted by Section 4.1(a)(i)(y) and 4.1(a)(ii), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Sports Authority, (B) any securities of Sports Authority or any Sports Authority subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Sports Authority, (C) any warrants, calls, options or other rights to acquire from Sports Authority or any Sports Authority subsidiary, and any obligation of Sports Authority or any Sports Authority subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Sports Authority, and (y) there are no outstanding obligations of Sports Authority or any Sports Authority subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth in
Section 3.1(c) of the Sports Authority Disclosure Schedule, there are no outstanding (A) securities of Sports Authority or any Sports Authority subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Sports Authority subsidiary, (B) warrants, calls, options or other rights to acquire from Sports Authority or any Sports Authority subsidiary, and any obligation of Sports

Authority or any Sports Authority subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Sports Authority subsidiary or (C) obligations of Sports Authority or any Sports Authority subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Sports Authority subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth in Section 3.1(c) of the Sports Authority Disclosure Schedule, neither Sports Authority nor any Sports Authority subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Sports Authority Employee Stock Options and the Sports Authority Convertible Securities, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the Sports Authority subsidiaries, Sports Authority does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to Sports Authority and its subsidiaries as a whole.

                  (d) AUTHORITY; NONCONTRAVENTION. Sports Authority has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the Sports Authority Stockholder Approval (as defined in Section 3.1(l)) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Sports Authority and the consummation by Sports Authority of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Sports Authority, subject, in the case of the Merger, to the Sports Authority Stockholder Approval. This Agreement has been duly executed and delivered by Sports Authority and, assuming the due authorization, execution and delivery by Woolworth and Sub, constitutes the legal, valid and binding obligation of Sports Authority, enforceable against Sports Authority in accordance with its terms. Except as set forth in Section 3.1(d) of the Sports Authority Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Sports Authority or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Sports Authority or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Sports Authority or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sports Authority or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Sports Authority or (y) reasonably be expected to impair the ability of Sports Authority to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to Sports Authority or any of its subsidiaries in connection with the execution and delivery of this Agreement by Sports Authority or the consummation by Sports Authority of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by Sports Authority under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the Sports Authority Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) filings, if required, under the Competition Act of Canada; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Sports Authority or (y) reasonably be expected to impair the ability of Sports Authority to perform its obligations under this Agreement.

                  (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Sports Authority has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 27, 1996 (the "Sports Authority

SEC Documents"). As of their respective dates, the Sports Authority SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Sports Authority SEC Documents, and none of the Sports Authority SEC Documents when filed (as amended, restated or supplemented by subsequently filed Sports Authority SEC Documents) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Sports Authority included in the Sports Authority SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Sports Authority and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Sports Authority nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Sports Authority.

                  (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Sports Authority specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Woolworth in connection with the issuance of Woolworth Common Stock in the Merger (the "Form S-4"), will at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Sports Authority's stockholders or at the time of the Sports Authority Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regula-tions thereunder with respect to information supplied by Sports Authority specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

                  (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 3.1(g) of the Sports Authority Disclosure Schedule and for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by Section 4.1(a), since January 25, 1998, Sports Authority and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Sports Authority SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in Sports Authority,
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Sports Authority's capital stock, (iii) any split, combination or reclassification of any of Sports Authority's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Sports Authority's capital stock, except for issuances of Sports Authority Common Stock upon conversion of Sports Authority Convertible Securities or upon the exercise of Sports Authority Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(a), (iv)(A) any granting by Sports Authority or any of its subsidiaries to any current or former director, executive officer or other key employee of Sports Authority or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay in the ordinary course of business or as was required under any employment agreements in effect as of January 25, 1998, (B) any granting by Sports Authority or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by Sports Authority or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in Sports Authority SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "Sports Authority Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by Sports Authority materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the Sports Authority Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on Sports Authority or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by Sports Authority or any of the Sports

Authority subsidiaries during the period from January 25, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(a).

                  (h) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION. (i) Except as provided in Section 3.1(h) of the Sports Authority Disclosure Schedule, Sports Authority and its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Sports Authority and its subsidiaries (the "Sports Authority Permits"), except where the failure to have any such Sports Authority Permits individually or in the aggregate would not have a material adverse effect on Sports Authority. Sports Authority and its subsidiaries are in compliance with the terms of the Sports Authority Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Sports Authority. As of the date of this Agreement, except as disclosed in the Sports Authority Filed SEC Documents or in Section 3.1(h) of the Sports Authority Disclosure Schedule, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Sports Authority or any of its subsidiaries or any of their respective properties is pending or, to the knowledge (as defined in Section 8.3) of Sports Authority, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on Sports Authority or (B) reasonably be expected to impair the ability of Sports Authority to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                  (ii) Neither Sports Authority nor any Sports Authority subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on Sports Authority.


                  (i) ABSSENCE OF CHANGES IN BENEFIT PLANS. Sports Authority has delivered to Woolworth true and complete copies of (i) all severance and employment agreements of Sports Authority with directors, executive officers or key employees, (ii) all severance programs and policies of each of Sports Authority and each Sports Authority subsidiary, and (iii) all plans or arrangements of Sports

Authority and each Sports Authority subsidiary relating to its employees which contain change in control provisions. Except as provided in Section 3.1(i) of the Sports Authority Disclosure Schedule, since January 25, 1998 there has not been any adoption or amendment in any material respect by Sports Authority or any of its subsidiaries of any collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Sports Authority or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that would be deemed a "single employer" within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Sports Authority Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Sports Authority pension plans, or any material change in the manner in which contributions to any Sports Authority pension plans are made or the basis an which such contributions are determined. Schedule 3.1(i) identifies each of the Sports Authority Benefit Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

                  (j) ERISA COMPLIANCE. (i) With respect to the Sports Authority Benefit Plans, no event has occurred and, to the knowledge of Sports Authority, there exists no condition or set of circumstances, in connection with which Sports Authority or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on Sports Authority under ERISA, the Code or any other applicable law.

                  (ii) Each Sports Authority Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Sports Authority Benefit Plan that individually or in the aggregate would not have a material adverse effect on Sports Authority. Sports Authority, its subsidiaries and all the Sports Authority Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on Sports Authority. Each Sports Authority Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Sports Authority Benefit Plan that is intended to be exempt from federal income taxation under
         Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Sports Authority, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Sports Authority Benefit Plan or the exempt status of any such trust.

                  (iii) Neither Sports Authority nor any of its ERISA Affiliates has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Sports Authority Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of Sports Authority, there are not any facts or circumstances that would materially change the funded status of any Sports Authority Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Sports Authority Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (iv) With respect to each of the Sports Authority Benefit Plans that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued benefits in any material respect.

                  (v) No Sports Authority Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

                  (vi) As of the date of this Agreement, neither Sports Authority nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Sports Authority or any of its subsidiaries and no collective bargaining agreement is being negotiated by Sports Authority or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Sports Authority or any of its subsidiaries pending or, to the knowledge of Sports Authority, threatened which may interfere with the respective business activities of Sports Authority or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on Sports Authority. As of the date of this Agreement, to the knowledge of Sports Authority, none of Sports Authority, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of Sports Authority or any of its subsidiaries, and there is no material charge or complaint against Sports Authority or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

                  (vii) Except as set forth in Section 3.1 (j)(vii) of the Sports Authority Disclosure Schedule, no employee of Sports Authority will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Sports Authority Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

                  (k) TAXES. Except as set forth in Section 3.1(k) of the Sports Authority Disclosure Schedule, (i) Each of Sports Authority and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Sports Authority. Sports Authority and each of its subsidiaries has paid (or Sports Authority has paid on its behalf) all taxes (as defined herein) shown as due on such returns, and the most recent financial statements contained in the Sports Authority Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by Sports Authority and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Sports Authority or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Sports Authority. The federal income tax returns of Sports Authority and each of its subsidiaries consolidated in such returns for tax years through 1991 have closed by virtue of the applicable statute of limitations.

                  (iii) Neither Sports Authority nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

                  (l) VOTING REQUIREMENTS. The affirmative vote at the Sports Authority Stockholders Meeting (the "Sports Authority Stockholder Approval") of the holders of a majority of all outstanding shares of Sports Authority Common Stock to adopt this Agreement is the only vote of the holders of any class or series of Sports Authority's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

                  (m) STATE TAKEOVER STATUTES. The Board of Directors of Sports Authority has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of Woolworth's representation and warranty contained in Section 3.2(p), such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Sports Authority Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of Sports Authority, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                  (n) ACCOUNTING MATTERS. To its knowledge, neither Sports Authority nor any of its affiliates (as such term is used in Section 5.11) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interests and Sports Authority has no reason to believe that the Merger will not qualify for "pooling of interests" accounting.

                  (o) BROKERS. No broker, investment banker, financial advisor or other person other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the fees and expenses of which will be paid by Sports Authority, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sports Authority. Sports Authority has furnished to Woolworth true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                  (p) OPINION OF FINANCIAL ADVISOR. Sports Authority has received the opinion of Merrill Lynch dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of Sports Authority Common Stock into Woolworth Common Stock is fair from a financial point of view to holders of shares of Sports Authority Common Stock (other than Woolworth and its affiliates), a signed copy of which opinion has been delivered to Woolworth, it being understood and agreed by Woolworth that such opinion is for the benefit of the Board of Directors of Sports Authority and may not be relied upon by Woolworth, its affiliates or any of their respective stockholders.

                  (q) OWNERSHIP OF WOOLWORTH COMMON STOCK. As of the date hereof, neither Sports Authority nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Woolworth.

                  (r) INTELLECTUAL PROPERTY. Sports Authority and its subsidiaries own or have a valid license to use all trademarks, service marks, trade names, patents and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the "Sports Authority Intellectual Property") necessary to carry on its business substantially as currently conducted, except for such Sports Authority Intellectual Property the failure of which to own or validly license individually or in the aggregate would not have a material adverse effect on Sports Authority. Neither Sports Authority nor any such subsidiary has received any notice of infringement of or conflict with, and, to Sports Authority's knowledge, there are no infringements of or conflicts (i) with the rights of others with respect to the use of, or
(ii) by others with respect to, any Sports Authority Intellectual Property that individually or in the aggregate, in either such case, would have a material adverse effect on Sports Authority.

                  (s) CERTAIN CONTRACTS. Except as set forth in the Sports Authority Filed SEC Documents, neither Sports Authority nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Sports Authority and its subsidiaries (including, for purposes of this Section 3.1(s), Woolworth and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "Sports Authority Material Contracts"). Each Sports Authority Material Contract is valid and binding on Sports Authority (or, to the extent a Sports Authority subsidiary is a party, such subsidiary) and is in full force and effect, and Sports Authority and each Sports Authority subsidiary have in all material respects performed all obligations required to be performed by them to date under each Sports Authority Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on Sports Authority. Neither Sports Authority nor any Sports Authority subsidiary knows of, or has received notice of, any material violation or material default under (nor, to the knowledge of Sports Authority, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or material default under) any Sports Authority Material Contract, PROVIDED, that for purposes of this sentence the term "material" shall mean violations or defaults which would have an adverse impact of $5 million or more in the aggregate for all Material Contracts. With respect to Sports Authority contracts relating to the lease of real property (whether or not such contracts constitute Sports Authority Material Contracts, as defined herein), except as set forth in Section 3.1(s) of the Sports Authority Disclosure Schedule, the terms and conditions of such Sports Authority contracts are not subject to a right of the lessor to terminate or modify such contracts as a result of the consummation of the Merger.

                  SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF WOOLWORTH. Except as disclosed in the Woolworth Filed SEC Documents (as defined in Section 3.2(g)) or as set forth on the Disclosure Schedule delivered by Woolworth to Sports Authority prior to the execution of this Agreement (the "Woolworth Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Woolworth represents and warrants to Sports Authority as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. (i) Each of Woolworth and its subsidiaries (including Sub) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect on Woolworth. Each of Woolworth and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Woolworth.

                  (ii) Woolworth has delivered to Sports Authority prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

                  (iii) Sub is a newly formed entity which has conducted no business activities and incurred no liabilities other than incident to its formation or pursuant to this Agreement.

                  (b) SUBSIDIARIES. Exhibit 21 to Woolworth's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 includes all the subsidiaries of Woolworth which as of the date of this Agreement are Significant Subsidiaries. Except as set forth in Section 3.2(b) of the Woolworth Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Woolworth, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

                  (c) CAPITAL STRUCTURE. The authorized capital stock of Woolworth consists of 500,000,000 shares of Woolworth Common Stock and 7,000,000 shares of preferred stock, par value $1.00 per share, of Woolworth ("Woolworth Preferred Stock"). At the close of business on May 1, 1998: (i) 135,258,891 shares of Woolworth Common Stock were issued and outstanding; (ii) 19,350 shares of Woolworth Common Stock were held by Woolworth in its treasury; (iii) no shares of Woolworth Preferred Stock were issued and outstanding; (iv) 1,000,000 shares of Series B Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement; and (v) 22,250,000 of Woolworth Common Stock were reserved for issuance pursuant to the 1995 Stock Option and Award Plan, the 1986 Stock Option Plan, the Directors' Stock Plan and the 1994 Stock Purchase Plan, complete and correct copies of which have been delivered to Sports Authority (such plans, collectively, together with the 1998 Stock Option and Award Plan which has been approved by the Woolworth Board of Directors, subject to stockholder approval, and the Woolworth 401-K Plan, the "Woolworth Stock Plans"). Section 3.2(c) of the Woolworth Disclosure Schedule sets forth a complete and correct list, as of May 1, 1998, of the number of shares of Woolworth Common Stock subject to employee stock options or other rights to purchase or receive Woolworth Common Stock granted under the Woolworth Stock Plans (collectively, "Woolworth Employee Stock Options"), the dates of grant and exercise prices thereof. All outstanding shares of capital stock of Woolworth are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this
Section 3.2(c) and except for changes since May 1, 1998 resulting from the issuance of shares of Woolworth Common Stock pursuant to the Woolworth Employee Stock Options, as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Woolworth, (B) any securities of Woolworth or any Woolworth subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Woolworth, (C) any warrants, calls, options or other rights to acquire from Woolworth or any Woolworth subsidiary, and any obligation of Woolworth or any Woolworth subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Woolworth, and (y) there are no outstanding obligations of Woolworth or any Woolworth subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. As of the date hereof, there are no outstanding (A) securities of Woolworth or any Woolworth subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Woolworth subsidiary, (B) warrants, calls, options or other rights to acquire from Woolworth or any Woolworth subsidiary, and any obligation of Woolworth or any Woolworth subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Woolworth subsidiary or (C) obligations of Woolworth or any Woolworth subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Woolworth subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Woolworth nor any Woolworth subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Woolworth Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. The execution of this Agreement and the consummation of the Merger will not constitute a Triggering Event (as defined in the Rights Agreement) or result in a Distribution Date under Section 3(a) of such Rights Agreement.

                  (d) AUTHORITY; NONCONTRAVENTION. Woolworth and Sub each has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Woolworth and Sub and the consummation by each of Woolworth and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Woolworth and Sub. This Agreement has been duly executed and delivered by each of Woolworth and Sub and, assuming the due authorization, execution and delivery by Sports Authority, constitutes the legal, valid and binding obligations of each of Woolworth and Sub, enforceable against each of Woolworth and Sub in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Woolworth or any of its subsidiaries (including Sub) under, (i) the certificate of incorporation or by-laws of Woolworth or the comparable organizational documents of any of its subsidiaries (including Sub),
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Woolworth or any of its subsidiaries (including Sub) or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Woolworth or any of its subsidiaries (including Sub) or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Woolworth or
(y) reasonably be expected to impair the ability of Woolworth to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Woolworth or any of its subsidiaries (including Sub) in connection with the execution and delivery of this Agreement by each of Woolworth or Sub or the consummation by Woolworth and Sub of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by Woolworth under the HSR Act; (2) the filing with the SEC of (A) the Proxy Statement/Prospectus, (b) the Form S-4 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of the NYSE to permit the shares of Woolworth Common Stock that are to be issued in the Merger and under the Sports Authority Stock Plans to be listed on the NYSE; (5) filings, if required, under the Competition Act of Canada; and (6) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on Woolworth or (y) reasonably be expected to impair the ability of Woolworth to perform its obligations under this Agreement.

                  (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES. Woolworth has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 27, 1996 (the "Woolworth SEC Documents"). As of their respective dates, the Woolworth SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Woolworth SEC Documents, and none of the Woolworth SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Woolworth included in the Woolworth SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Woolworth and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Woolworth nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Woolworth.

                  (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Woolworth specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Sports Authority's stockholders or at the time of the Sports Authority Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Woolworth with respect to statements made or incorporated by reference therein based on information supplied by Sports Authority specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus.

                  (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by Section 4.1(b), since January 31, 1998, Woolworth and its subsidiaries have conducted their business only in the ordinary course or as disclosed in any Woolworth SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change in Woolworth, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Woolworth's capital stock, (iii) any split, combination or reclassification of any of Woolworth's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Woolworth's capital stock, except for issuances of Woolworth Common Stock upon exercise of Woolworth Employee Stock Options, in each case, awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(b), (iv) except insofar as may have been disclosed in Woolworth SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "Woolworth Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by Woolworth materially affecting its assets, liabilities or business, (v) except insofar as may have been disclosed in the Woolworth Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on Woolworth or any of its tax attributes or any settlement or compromise of any material income tax liability or (vi), except as set forth in Section 3.2(g) of the Woolworth Disclosure Schedule, any action taken by Woolworth or any of the Woolworth subsidiaries during the period from January 31, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1(b).

                  (h) COMPLIANCE WITH APPLICABLE LAWS; LITIGATION. (i) Woolworth, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Woolworth and its subsidiaries (the "Woolworth Permits") except where the failure to have any such Woolworth Permits individually or in the aggregate would not have a material adverse effect on Woolworth. Woolworth and its subsidiaries are in compliance with the terms of the Woolworth Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Woolworth. As of the date of this Agreement, except as disclosed in the Woolworth Filed SEC Documents or as set forth in Section 3.2(h) of the Woolworth Disclosure Schedule, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Woolworth or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Woolworth, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on Woolworth or (B) reasonably be expected to impair the ability of Woolworth to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                  (ii) Neither Woolworth nor any Woolworth subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have a material adverse effect on Woolworth.

                  (i) ABSENCE OF CHANGES IN BENEFITS PLANS. Except as set forth in Section 3.2(i) of the Woolworth Disclosure Schedule, since January 31, 1998, there has not been any adoption or amendment in any material respect by Woolworth or any of its subsidiaries of any collective bargaining agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Woolworth or any of its wholly owned subsidiaries (collectively, the "Woolworth Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Woolworth pension plans, or any material change in the manner in which contributions to any Woolworth pension plans are made or the basis on which such contributions are determined.

         (j) ERISA COMPLIANCE

                  (i) With respect to the Woolworth Benefit Plans, no event has occurred and, to the knowledge of Woolworth, there exists no condition or set of circumstances, in connection with which Woolworth or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on Woolworth under ERISA, the Code or any other applicable law.

                  (ii) Each Woolworth Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Woolworth Benefit Plan that individually or in the aggregate would not have a material adverse effect on Woolworth. Woolworth, its subsidiaries and all the Woolworth Benefit Plans have been operated, and are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on Woolworth. Except as set forth in Section 3.2(j)(1) of the Woolworth Disclosure Schedule, each Woolworth Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Woolworth Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of Woolworth, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Woolworth Benefit Plan or the exempt status of any such trust.

                  (iii) Neither Woolworth nor any of its ERISA Affiliates has incurred any unsatisfied liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Woolworth Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of Woolworth, there are not any facts or circumstances that would materially change the funded status of any Woolworth Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Woolworth Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (iv) With respect to each of the Woolworth Benefit Plans that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to such accrued benefits in any material respect not reflected in the Woolworth SEC Documents.

                  (v) With respect to each Woolworth Benefit Plan which provides medical benefits to former employees after retirement or other termination of service, the amount of accrued postretirement benefit obligation is reflected in all material respects in the Woolworth SEC Documents.

                  (vi) Except as set forth in Section 3.2(j)(2) of the Woolworth Disclosure Schedule, as of the date of this Agreement, neither Woolworth nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Woolworth or any of its subsidiaries and no collective bargaining agreement is being negotiated by Woolworth or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Woolworth or any of its subsidiaries pending or, to the knowledge of Woolworth, threatened which may interfere with the respective business activities of Woolworth or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on Woolworth. As of the date of this Agreement, to the knowledge of Woolworth, none of Woolworth, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of Woolworth or any of its subsidiaries, and there is no material charge or complaint against Woolworth or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

                  (vii) No employee of Woolworth will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Woolworth Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

                  (k) TAXES. (i) Each of Woolworth and its subsidiaries has filed all material tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on Woolworth. Woolworth and each of its subsidiaries has paid (or Woolworth has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Woolworth Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by Woolworth and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Woolworth or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on Woolworth. The federal income tax returns of Woolworth and each of its subsidiaries consolidated in such returns for tax years through January 1991 have closed by virtue of the applicable statute of limitations.

                  (iii) Neither Woolworth nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (l) VOTING REQUIREMENTS. Assuming the accuracy of the representations of Sports Authority set forth in Section 3.1(c) hereof, no vote of the holders of shares of Woolworth Common Stock is necessary to approve, in accordance with the applicable rules of the NYSE, the issuance of Woolworth Common Stock pursuant to the Merger.

                  (m) ACCOUNTING MATTERS. To its knowledge, neither Woolworth nor any of its affiliates (as such term is used in Section 5.11) has taken or agreed to take any action that would prevent the business combination to be effected by the Merger from being accounted for as a pooling of interests and has no reason to believe that the Merger will not qualify for "pooling of interest" accounting.

                  (n) BROKERS. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the fees and expenses of which will be paid by Woolworth, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Woolworth.

                  (o) OPINION OF FINANCIAL ADVISOR. Woolworth has received the opinion of Morgan Stanley, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of Sports Authority Common Stock into Woolworth Common Stock is fair from a financial point of view to Woolworth, a signed copy of which opinion has been delivered to Sports Authority, it being understood and agreed by Sports Authority that such opinion is for the benefit of the Board of Directors of Woolworth and may not be relied upon by Sports Authority, its affiliates or any of their respective stockholders.

                  (p) OWNERSHIP OF SPORTS AUTHORITY COMMON STOCK. As of the date hereof, neither Woolworth nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Sports Authority.

                  (q) CERTAIN CONTRACTS. Neither Woolworth nor any of its subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Sports Authority, is or would be conducted, or (ii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  SECTION 4.1 CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY SPORTS AUTHORITY. Except as set forth in Section 4.1(a) of the Sports Authority Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Woolworth in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Sports Authority shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to assist Woolworth in keeping available the services of Sports Authority's current officers and other key employees and to refrain from taking any actions which would have a negative impact on such efforts, and use reasonable efforts to preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Sports Authority shall not, and shall not permit any of its subsidiaries to:

                  (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Sports Authority to its parent, or by a subsidiary that is partially owned by Sports Authority or any of its subsidiaries, PROVIDED that Sports Authority or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Sports Authority Common Stock upon conversion of Sports Authority Convertible Securities or upon the exercise of Sports Authority Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Sports Authority or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) except as set forth in Section 4.1(a)(ii) of the Sports Authority Disclosure Schedule, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Sports Authority Common Stock upon conversion of Sports Authority Convertible Securities in accordance with their present terms at the option of the holders thereof, and (y) the issuance of Sports Authority Common Stock upon the exercise of Sports Authority Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms);

                  (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

                  (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person;

                  (v) subject to compliance with Section 5.14, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

                  (vi) except for borrowings under existing lines of credit, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money;

                  (vii) authorize, or commit or agree to take, any of the foregoing actions; or

                  (viii) take any action which would be reasonably likely to interfere with Woolworth's ability to account for the Merger as a pooling of interests;

PROVIDED that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between Sports Authority and any wholly owned subsidiary or between any wholly owned subsidiaries of Sports Authority.

                  (b) CONDUCT OF BUSINESS BY WOOLWORTH. Except as set forth in
Section 4.1(b) of the Woolworth Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Sports Authority in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Woolworth shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Woolworth shall not, and shall not permit any of its subsidiaries to:

                  (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Woolworth to its parent, or by a subsidiary that is partially owned by Woolworth or any of its subsidiaries, PROVIDED that Woolworth or any such subsidiary receives or is to receive its proportionate share thereof, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, other than reasonable quarterly dividends on Woolworth Common Stock if the Board of Directors of Woolworth shall so determine;

                  (ii) except as contemplated hereby, amend its certificate of incorporation;

                  (iii) authorize, or commit or agree to take, any of the foregoing actions;

PROVIDED that the limitations set forth in this Section 4.1(b) shall not apply to any transaction between Woolworth and any wholly owned subsidiary or between any wholly owned subsidiaries of Woolworth. Notwithstanding anything herein to the contrary, the Board of Directors of Woolworth shall, pursuant to its fiduciary duties, be permitted to authorize the acquisition or disposition of the Company's assets, subsidiaries or businesses as it deems appropriate, PROVIDED that Woolworth will not enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless upon advice of counsel such transaction would not reasonably be expected to prevent, materially delay or impede the consummation of the Merger.

                  (c) OTHER ACTIONS. Except as required by law, Sports Authority and Woolworth shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied. Woolworth will not take any action which would be reasonably likely to interfere with Woolworth's ability to account for the Merger as a pooling of interests.

                  (d) ADVICE OF CHANGES. Sports Authority and Woolworth shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                  SECTION 4.2 NO SOLICITATION BY SPORTS AUTHORITY. (a) Sports Authority shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Sports Authority Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Sports Authority Takeover Proposal; PROVIDED, HOWEVER, that if the Board of Directors of Sports Authority determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Sports Authority's stockholders under applicable law, Sports Authority may, in response to a Sports Authority Superior Proposal (as defined in Section 4.2(b)) which was not solicited by it, which did not otherwise result from a breach of this Section 4.2(a) and which is made or received prior to the obtaining of the Sports Authority Stockholder Approval, and subject to providing prior written notice of its decision to take such action to Woolworth and compliance with Section 4.2(c), (x) furnish information with respect to Sports Authority and its subsidiaries to any person making a Sports Authority Superior Proposal pursuant to a customary confidentiality agreement (as determined by Sports Authority based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement (as defined herein)) and (y) participate in discussions or negotiations regarding such Sports Authority Superior Proposal. For purposes of this Agreement, "Sports Authority Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or the assets of Sports Authority and its subsidiaries, taken as a whole, or 10% or more of any equity securities of Sports Authority, any tender offer or exchange offer that if consummated would result in any person beneficially owning any equity securities of Sports Authority, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Sports Authority (or any Sports Authority subsidiary whose business constitutes 10% or more of the net revenues, net income or the assets of Sports Authority and its subsidiaries, taken as whole) or the Sports Authority Common Stock, other than the transactions contemplated by this Agreement.

                  (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of Sports Authority nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Woolworth, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Sports Authority Takeover Proposal, or (iii) cause Sports Authority to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Sports Authority Acquisition Agreement") related to any Sports Authority Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the Sports Authority Stockholder Approval, the Board of Directors of Sports Authority, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Sports Authority's stockholders under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into a Sports Authority Acquisition Agreement with respect to any Sports Authority Superior Proposal, but only at a time that is after the fifth business day following Woolworth's receipt of written notice advising Woolworth that the Board of Directors of Sports Authority is prepared to accept a Sports Authority Superior Proposal, specifying the material terms and conditions of such Sports Authority Superior Proposal and identifying the person making such Sports Authority Superior Proposal, all of which information shall be kept confidential by Woolworth. For purposes of this Agreement, an "Sports Authority Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Sports Authority Common Stock then outstanding or all or substantially all the assets of Sports Authority and otherwise on terms which the Board of Directors of Sports Authority determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Sports Authority's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Sports Authority based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

                  (c) In addition to the obligations of Sports Authority set forth in paragraphs (a) and (b) of this Section 4.2, Sports Authority shall immediately advise Woolworth orally and in writing of any request for information or of any Sports Authority Takeover Proposal, the material terms and conditions of such request or Sports Authority Takeover Proposal and the identity of the person making such request or Sports Authority Takeover Proposal. Sports Authority will keep Woolworth reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Sports Authority Takeover Proposal.

                  (d) Nothing contained in this Section 4.2 shall prohibit Sports Authority from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Sports Authority's stockholders if, in the good faith judgment of the Board of Directors of Sports Authority, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.1 PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS; STOCKHOLDERS MEETING . (a) As soon as practicable following the date of this Agreement, Sports Authority and Woolworth shall prepare and file with the SEC the Proxy Statement/Prospectus and Woolworth shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Sports Authority and Woolworth shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Sports Authority will use all reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Sports Authority's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Woolworth shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Woolworth Common Stock in the Merger and Sports Authority shall furnish all information concerning Sports Authority and the holders of Sports Authority Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Woolworth without providing Sports Authority the opportunity to review and comment thereon. Woolworth will advise Sports Authority, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Woolworth Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Sports Authority or

Woolworth, or any of their respective affiliates, officers or directors, should be discovered by Sports Authority or Woolworth which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Sports Authority and Woolworth.

                  (b) Sports Authority shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and (subject to the provisions of this Section 5.1(b)) hold a meeting of its stockholders (the "Sports Authority Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the Sports Authority Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to Section 4.2(b), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. The average of the closing price on the NYSE for the Woolworth Common Stock for the twenty (20) consecutive trading days prior to the third business day prior to the scheduled date of the Sports Authority Stockholders Meeting (the "Measuring Period") is referred to as the "Woolworth Average Price." If, during the Measuring Period for the Sports Authority Stockholders Meeting as originally scheduled, the Woolworth Average Price is less than $20.50, Sports Authority (by 5:00 p.m. eastern time on the second business day prior to the scheduled date of such meeting) shall give notice to Woolworth as to whether it intends to terminate the Agreement pursuant to Section 7.1(f) or adjourn such meeting for 30 days. If Sports Authority elects to terminate the Agreement pursuant to Section 7.1(f) (an "Election"), Woolworth can rescind such Election (a "Rescission") by giving notice (by 5:00 p.m. eastern time on the business day prior to the scheduled date of such meeting) that Woolworth elects to cause Sports Authority to adjourn such meeting for 30 days (the "Adjournment Period"). The process set forth in the preceding sentence will be followed with respect to the first adjourned meeting date and each successive adjourned meeting date thereafter, and provided that revised record dates will be established to the extent required by the DGCL and the rules of the NYSE and appropriate notice and disclosure will be sent to the stockholders of Sports Authority. If an Adjournment Period established pursuant to the preceding two sentences would establish an adjourned meeting date after January 1, 1999, the Adjournment Period will be truncated, to the extent permitted by law and regulation, so that the Sports Authority Stockholders Meeting will be held on December 31, 1998. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.2(b), Sports Authority agrees that its obligations pursuant to this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Sports Authority of any Sports Authority Takeover Proposal.

                  SECTION 5.2 LETTERS OF SPORTS AUTHORITY'S ACCOUNTANTS. (a) Sports Authority shall use reasonable best efforts to cause to be delivered to Woolworth two letters from Sports Authority's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Woolworth, in form and substance reasonably satisfactory to Woolworth and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  (b) Sports Authority shall use reasonable best efforts to cause to be delivered to Woolworth and Woolworth's accountants a letter from Sports Authority's independent accountants addressed to Woolworth and Sports Authority, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                  SECTION 5.3 LETTERS OF WOOLWORTH'S ACCOUNTANTS. (a) Woolworth shall use reasonable best efforts to cause to be delivered to Sports Authority two letters from Woolworth's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Sports Authority, in form and substance reasonably satisfactory to Sports Authority and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                  (b) Woolworth shall use reasonable best efforts to cause to be delivered to Sports Authority and Sports Authority's accountants a letter from Woolworth's independent accountants, addressed to Sports Authority and Woolworth, dated as of the date the Form S-4 is declared effective and as of the Closing

Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                  SECTION 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Confidentiality Agreement dated June 6, 1997, as supplemented pursuant to the Letter Agreement dated April 14, 1998, between Woolworth and Sports Authority (the "Confidentiality Agreement"), and subject to restrictions contained in confidentiality agreements to which such party is subject (which such party will use its reasonable best efforts to have waived) and applicable law, each of Sports Authority and Woolworth shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Sports Authority and Woolworth shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of Sports Authority and Woolworth will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

                  SECTION 5.5 REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.5(a) will limit or affect actions permitted to be taken pursuant to Section 4.2.

                  (b) In connection with and without limiting the foregoing, Sports Authority and Woolworth shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

                  SECTION 5.6 STOCK OPTIONS. (a) As of the Effective Time, (i) each outstanding Sports Authority Employee Stock Option shall be converted into an option (an "Adjusted Option") to purchase the number of shares of Woolworth Common Stock equal to the number of shares of Sports Authority Common Stock subject to such Sports Authority Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Woolworth Common Stock), at an exercise price per share equal to the exercise price for each such share of Sports Authority Common Stock subject to such option divided by the Exchange Ratio (rounded down to the nearest whole cent), and all references in each such option to Sports Authority shall be deemed to refer to Woolworth, where appropriate; PROVIDED, HOWEVER, that the adjustments provided in this clause (i) with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code, shall be affected in a manner consistent with the requirements of Section 424(a) of the Code, and (ii) Woolworth shall assume the obligations of Sports Authority under the Sports Authority Stock Plans. The other terms of each Adjusted Option, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Option shall be the date on which the corresponding Sports Authority Employee Stock Option was granted.

                  (b) Sports Authority agrees that each of the Sports Authority Stock Plans shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Sports Authority Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Woolworth Common Stock on a basis consistent with the transactions contemplated by this Agreement. Sports Authority agrees to submit the amendments to the Sports Authority Stock Plans to its stockholders, if such submission is determined to be necessary by counsel to Sports Authority or Woolworth after consultation with one another; PROVIDED, HOWEVER, that such approval shall not be a condition to the consummation of the Merger.

                  (c) Woolworth shall (i) reserve for issuance the number of shares of Woolworth Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 5.6 and (ii) issue or cause to be issued the appropriate number of shares of Woolworth Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. No later than the Effective Time, Woolworth shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Woolworth Common Stock necessary to fulfill Woolworth' obligations under this Section 5.6. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as Adjusted Options remain outstanding.

                  (d) As soon as practicable after the Effective Time, Woolworth shall deliver to the holders of Sports Authority Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Sports Authority Stock Plans and the agreements evidencing the grants of such Sports Authority Employee Stock Options and that such Sports Authority Employee Stock Options and the related agreements shall be assumed by Woolworth and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

                  (e) Woolworth acknowledges that, for purposes of the Sports Authority Benefit Plans other than those listed on Schedule 5.6(e) of the Sports

Authority Disclosure Schedule, the approval by the Sports Authority shareholders of this Agreement shall constitute a "change in control" of Sports Authority.

                  SECTION 5.7 INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) Woolworth agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Sports Authority and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Sports Authority. In addition, from and after the Effective Time, directors and officers of Sports Authority who become directors or officers of Woolworth will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Woolworth.

                  (b) In the event that Woolworth or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Woolworth assume the obligations set forth in this Section 5.8.

                  (c) For four (4) years after the Effective Time, Woolworth shall provide to Sports Authority's current directors and officers liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Sports Authority's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, PROVIDED that in no event shall Woolworth be required to expend more than 200% of the current amount expended by Sports Authority to maintain such coverage.

                  (d) The provisions of this Section 5.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                  SECTION 5.8 FEES AND EXPENSES. (a) Except as provided in this
Section 5.8, all fees and expenses incurred in connection with the Merger, this

Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) In the event that (i) (A) a Sports Authority Takeover Proposal shall have been made known to Sports Authority or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Sports Authority Takeover Proposal, (B) thereafter this Agreement is terminated by either Woolworth or Sports Authority pursuant to Section 7.1(b)(i) or 7.1(b)(ii) and (C) either (x) the Board of Directors of Sports Authority, or a committee thereof, has prior to such termination withdrawn or modified in a manner adverse to Woolworth the approval or recommendation by such Board or committee of the Merger or this Agreement or (y) within the year following the termination, Sports Authority enters into an agreement providing for in excess of 25% of the equity or 50% of the assets of Sports Authority to be acquired by another party, or (ii) this Agreement is terminated by Sports Authority pursuant to Section 7.1(e), then Sports Authority shall promptly, but in no event later than two days after the date of such termination, pay Woolworth a fee equal to $8.5 million (the "Termination Fee"), payable by wire transfer of same day funds. Sports Authority acknowledges that the agreements contained in this
Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Woolworth would not enter into this Agreement; accordingly, if Sports Authority fails promptly to pay the amount due pursuant to this Section 5.8(b), and, in order to obtain such payment, Woolworth commences a suit which results in a judgment against Sports Authority for the fee set forth in this Section 5.8(b), Sports Authority shall pay to Woolworth its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

                  SECTION 5.9 PUBLIC ANNOUNCEMENTS. Woolworth and Sports Authority will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transac-tions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                  SECTION 5.10 AFFILIATES. (a) As soon as practicable after the date hereof, Sports Authority shall deliver to Woolworth a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Sports Authority, "affiliates" of Sports Authority for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Sports Authority shall use reasonable best efforts to cause each person identified on such list to deliver to Woolworth not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto.

                  (b) Woolworth shall publish no later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                  SECTION 5.11 NYSE LISTING. Woolworth shall use reasonable best efforts to cause the Woolworth Common Stock issuable under Article II and upon exercise of Adjusted Options pursuant to Section 5.6 to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

                  SECTION 5.12 STOCKHOLDER LITIGATION. Each of Sports Authority and Woolworth shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Sports Authority or Woolworth, as applicable, and its directors relating to the transactions contemplated by this Agreement.

                  SECTION 5.13 TAX TREATMENT. Each of Woolworth and Sports Authority shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c).

                  SECTION 5.14 POOLING OF INTERESTS. Each of Sports Authority and Woolworth shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of Sports Authority and Woolworth agrees that it shall take no action that would cause such accounting treatment not to be obtained.

                  SECTION 5.15 STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. During the period from the date of this Agreement through the Effective Time, Sports Authority shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. During such period, Sports Authority shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

                  SECTION 5.16 CONVEYANCE TAXES. Woolworth and Sports Authority shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Woolworth shall pay, and Sports Authority shall pay, without deduction or withholding from any amount payable to the holders of Sports Authority Common Stock, any such taxes or fees imposed by any Governmental Entity (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

                  SECTION 5.17 SPORTS AUTHORITY CONVERTIBLE NOTES. From and after the date hereof and prior to the Effective Time, each of Woolworth or Sports Authority, as applicable, shall take such actions (including entering into supplemental indentures) with respect to the notes of Sports Authority issued under the Indenture between Sports Authority and The Bank of New York, dated September 20, 1996, relating to Sports Authority's 5.25% Convertible Subordinated Notes due 2001, to implement the provisions of such Indenture necessary in connection with the Merger, including to provide that such notes shall be convertible into shares of

Woolworth Common Stock and not Sports Authority Common Stock, as adjusted, from and after the Effective Time.

                  SECTION 5.18 SPORTS AUTHORITY HEADQUARTERS. Until the second anniversary of the Effective Time, the headquarters of Sports Authority will be maintained within 25 miles of its current location.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVAL. The Sports Authority Stockholder Approval shall have been obtained.

                  (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (c) GOVERNMENTAL AND REGULATORY APPROVALS. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Sports Authority, Woolworth or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken (i) is reasonably expected to have a material adverse effect on the Surviving Corporation and its prospective subsidiaries, taken as a whole, or
(ii) will result in a violation of any laws, shall have been obtained, all in form and substance reasonably satisfactory to Sports Authority and Woolworth.

                  (d) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on Sports Authority or Woolworth, as applicable; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                  (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by Sports Authority to its stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

                  (f) NYSE LISTING. The shares of Woolworth Common Stock issuable to Sports Authority's stockholders as contemplated by Article II and the shares of Woolworth Common Stock issuable upon exercise of Adjusted Options pursuant to Section 5.6 shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (g) POOLING LETTERS. Woolworth and Sports Authority shall have received letters from each of Sports Authority's independent accountants and Woolworth's independent accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, in each case addressed to Woolworth and Sports Authority, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

                  SECTION 6.2 CONDITIONS TO OBLIGATIONS OF WOOLWORTH. The obligation of Woolworth to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIVES AND WARRANTIES. The representations and warranties of Sports Authority set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Sports Authority; provided that the representation and warranty set forth in the last sentence of Section 3.1(s) shall be deemed true and correct only if the "direct store profit" (as shown in the internal financial records of Sports Authority) for the most recent fiscal year of all stores in respect of which one or more contracts relating to the lease of real property are subject to termination or modification is $3 million or less in the aggregate (excluding stores as to which the lessor shall have waived its right of termination or modification).

                  (b) PERFORMANCE OF OBLIGATIONS OF SPORTS AUTHORITY. Sports Authority shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) TAX OPINION. Woolworth shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Woolworth, on a date immediately prior to the mailing of the Proxy Statement/Prospectus and on the Closing Date, an opinion dated as of such date, to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Woolworth and Sports Authority will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Woolworth or Sports Authority as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of Sports Authority upon the exchange of their shares of Sports Authority Common Stock solely for shares of Woolworth Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Woolworth Common Stock; (iv) the aggregate tax basis of the shares of Woolworth Common Stock received solely in exchange for shares of Sports Authority Common Stock pursuant to the Merger (including fractional shares of Woolworth Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Sports Authority Common Stock exchanged therefor; and (v) the holding period for shares of Woolworth Common Stock received in exchange for shares of Sports Authority Common Stock pursuant to the Merger will include the holding period of the shares of Sports Authority Common Stock exchanged therefor, PROVIDED such shares of Sports Authority Common Stock were held as capital assets by the stockholder at the Effective Time. In rendering such opinions, counsel for Woolworth shall be entitled to rely upon representations of officers of Woolworth, Sports Authority and stockholders of Sports Authority substantially in the form of Exhibits B and C hereto.

                  (d) NO MATERIAL ADVERSE CHANGE. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Sports Authority.

                  SECTION 6.3 CONDITIONS TO OBLIGATIONS OF SPORTS AUTHORITY. The obligation of Sports Authority to effect the Merger is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Woolworth set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Woolworth.

                  (b) PERFORMANCE OF OBLIGATIONS TO WOOLWORTH. Woolworth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) TAX OPINIONS. Sports Authority shall have received from Morgan, Lewis & Bockius LLP, counsel to Sports Authority, on a date immediately prior to the mailing of the Proxy Statement/Prospectus and on the Closing Date, an opinion as of such date, to the effect that: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Woolworth and Sports Authority will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Woolworth or Sports Authority as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of Sports Authority upon the exchange of their shares of Sports Authority Common Stock solely for shares of Woolworth Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Woolworth Common Stock; (iv) the aggregate tax basis of the shares of Woolworth Common Stock received solely in exchange for shares of Sports Authority Common Stock pursuant to the Merger (including fractional shares or Woolworth Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Sports Authority Common Stock exchanged therefor; and (v) the holding period for shares of Woolworth Common Stock received in exchange for shares of Sports Authority Common Stock pursuant to the Merger will include the holding period of the shares of Sports Authority Common Stock exchanged therefor, PROVIDED such shares of Sports Authority Common Stock were held as capital assets by the stockholder at the Effective Time. In rendering such opinions, counsel for Sports Authority shall be entitled to rely upon representations of officers of Woolworth,

Sports Authority and stockholders of Sports Authority substantially in the form of Exhibits B and C hereto.

                  (d) NO MATERIAL ADVERSE CHANGE. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Woolworth.

                  SECTION 6.4 FRUSTRATION OF CLOSING CONDITIONS. Neither Woolworth nor Sports Authority may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other trans-actions contemplated by this Agreement, as required by and subject to Section 5.5.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of a termination pursuant to Section 7.1(e)) whether before or after the Sports Authority Stockholder Approval:

                  (a) by mutual written consent of Woolworth and Sports
Authority;

                  (b) by either Woolworth or Sports Authority:

                  (i) if the Merger shall not have been consummated by December 31, 1998, PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; PROVIDED, HOWEVER, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of Woolworth or Sports Authority having failed to receive all regulatory approvals required to be obtained with respect to the Merger.

                  (ii) if the Sports Authority Stockholder Approval shall not have been obtained at a Sports Authority Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

                  (iii) if any Restraint having any of the effects set forth in
         Section 6.1(d) shall be in effect and shall have become final and nonappealable; PROVIDED, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

                  (c) by Woolworth, if Sports Authority shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by Sports Authority or is not cured within 45 days of written notice thereof;

                  (d) by Sports Authority, if Woolworth shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by Woolworth or is not cured within 45 days of written notice thereof;

                  (e) prior to receipt of the Sports Authority Stockholder Approval, by Sports Authority in accordance with Section 4.2(b); PROVIDED that, in order for the termination of this Agreement pursuant to this paragraph (e) to be deemed effective, Sports Authority shall have complied with all provisions of
Section 4.2, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.8; or

                  (f) by Sports Authority, if the Woolworth Average Price for a Measuring Period is $20.50 or less, Sports Authority has made an Election and Woolworth has not made a Rescission.

                  SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Sports Authority or Woolworth as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Woolworth or Sports Authority, other than the provisions of Section 3.1(o), Section 3.2(n), the last sentence of Section 5.4, Section 5.9, this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after the Sports Authority Stockholder Approval or the Woolworth Stockholder Approval; PROVIDED, HOWEVER, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Sports Authority or Woolworth without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  SECTION 7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require, in the case of Woolworth or Sports Authority, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Woolworth or Sub, to:

                  Woolworth Corporation
                  233 Broadway
                  New York, New York 10279
                  Telecopy No.:  (212) 553-2114
                  Attention:  Gary M. Bahler, Esq.

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Telecopy No.:  (212) 735-2000
                  Attention:  Thomas H. Kennedy, Esq.

                  (b) if to Sports Authority, to:

                  The Sports Authority, Inc.
                  3383 North State Road 7
                  Fort Lauderdale, Florida 33319
                  Telecopy No.:  (954) 730-4288
                  Attention:  Frank W. Bubb, Esq.

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  5300 First Union Financial Center
                  Miami, Florida  33131
                  Telecopy No.:  (305) 579-0321
                  Attention:   John S. Fletcher, Esq.

                  SECTION 8.3 DEFINITIONS. For purposes of this Agreement:

                  (a) except for purposes of Section 5.10, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

                  (b) "material adverse change" or "material adverse effect" means, when used in connection with Sports Authority or Woolworth, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence constituting or relating to (i) the United States economy or securities markets in general or (ii) this Agreement or the transactions contemplated hereby or the announcement thereof. The terms "material" and "materially" have correlative meanings;

                  (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

                  (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

                  (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments, in each case after reasonable inquiry.

                  SECTION 8.4 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                  SECTION 8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 5.6, are not intended to confer upon any person other than the parties any rights or remedies.

                  SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                  SECTION 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 8.9 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

                  SECTION 8.10 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  IN WITNESS WHEREOF, Woolworth, Sub and Sports Authority have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   WOOLWORTH CORPORATION

                                   By  /S/ DALE W. HILPERT
                                     -----------------------------------------
                                     Title: President

                                   LIBERTY MERGER SUB INC.

                                   By  /S/ M. JEFFREY BRANMAN
                                     -----------------------------------------
                                     Title: Senior Vice President

                                   THE SPORTS AUTHORITY, INC.

                                   By  /S/ JACK A. SMITH
                                     -----------------------------------------
                                     Title: Chairman and Chief Executive Officer